Exhibit 10.33

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH REGULATION S-K ITEM 601(B)(10)(IV). ASTERISKS DENOTE OMISSIONS. SUCH INFORMATION IS BOTH (i) IMMATERIAL AND (ii) IS OF A TYPE REGULARLY TREATED AS PRIVATE OR CONFIDENTIAL BY THE REGISTRANT.

MASTER SERVICES AGREEMENT ORDER #1

This Order, including the terms and conditions hereunder, incorporates by reference the terms of the Master Services Agreement dated as of September ___, 2021 (the “Agreement”) between Company and Client (as defined below). If any terms of this Order conflict with the terms of the Agreement, the terms of this Order shall govern with respect to this Order. Capitalized terms used but not defined in this Order shall have the meanings ascribed in the Agreement.

Commencement Date:	As of August 31, 2021.
Facility:	Company Facility as determined by Company.
Client Equipment hosted**:	Manufacturing Batch Month	Quantity & Type of Unit (the “Units”)	Assumed power consumption per Unit (KWh):
	N/A	100 S19j	3.203

Hosting-Services Rate:	USD $[***]/ KWh
Payment Due Prior to Installation:

USD $[***] on or before August 31, 2021 consisting of:

•  $[***] a six-month prepayment for hosting services to be applied as a credit against future monthly invoices as they become due.

•  $[***] Equipment Configuration Fee

Estimated Delivery Date:	August 31, 2021. Client to notify Company as soon as reasonably possible in advance if Units will not be delivered by this date. Company may terminate this Order if substantially all the Units are not delivered within 60 days of the Estimated Delivery Date.
Fees:	Equipment Configuration Fee: $[***]/Unit payable as provided above.
Fees payable pursuant to Section 4 in connection with Service Termination/ Suspension	Equipment disconnection fee: $[***]/Unit Storage Fee: $[***]/month/Unit Reinstatement fee: $[***]/Unit Equipment Recycle fee: $[***]/Unit decommissioned or disposed of during the term

Order Term. Subject to acceptance by Company, the term of this Order shall commence on the Commencement Date and continue until the third anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated (i) by Company, as provided above, (ii) by mutual agreement of the parties, or (iii) pursuant to Section 4 of the Agreement. Unless earlier terminated, this Order shall automatically renew for successive 12-month renewal terms (“Renewal Term”) unless terminated during a renewal term as set forth in the Agreement.

Services. Company and Client agree that all services to be provided by Company to Client shall be provided in a data center owned or operated by Company or its affiliate which is defined as a company that is wholly owned or jointly owned but operated and managed by the Company (“Company Facility”).

Company Disclosures. Company shall disclose to Client all specifications, procedures, rules, policies and regulations which relate to, are mentioned in, or are integrated in the Agreement prior to executing the Agreement and any Order. Company shall not be liable, or assessed any penalty, sanction, installation suspension, or fine for violation of or failure to comply with any specifications, procedures, rules, policies and regulations which relate to, are mentioned in, or are integrated in the Agreement which are not disclosed to Client prior to execution of the Agreement and Order. If Client violates or fails to comply with any specifications, procedures, rules, policies and regulations which relate to, are mentioned in, or are integrated in the Agreement which were not disclosed to Client prior to execution of the Agreement and Order, Company agrees to provide Client reasonable time to comply with such undisclosed specifications, procedures, rules, policies and regulations.

Time to Retrieve Client Equipment: Upon the presentation of any Retrieval Notice to Client, Client shall have fifteen (15) calendar days from the date set forth in the Retrieval Notice to pay any outstanding amounts owed to Company and remove at Client’s sole cost and expense Client Equipment from Company Facility.

Failure or Delay by Client to Retrieve Client Equipment. The failure or delay by Client to retrieve Client Equipment on or before the date set forth in the Retrieval Notice shall entitle Company to pursue at Client’s sole risk and expense all actions set forth in Section 4(d), as applicable, only, and that any such failure or delay by Client to retrieve Client Equipment shall not impact legal title to said Client Equipment.

Time to Dispute Amounts Billed by Company: Client may, in good faith, dispute any Disputed Amount by submitting a written notice of such dispute along with reasonable supporting documentation within seven (7) calendar days of the date of the initial invoice on which the Disputed Amount appears, failing which Client waives all rights to dispute such Disputed Amount and to file any claim.

Remedies and Notice for Change in Law. If a Change in law as defined in the Agreement has resulted in an increase in Company’s cost of compliance with such Change in Law then Company may, in its commercially reasonable discretion, take certain actions, including, without limitation, the following actions, at Client’s sole risk and expense: (i) terminate this Agreement, any or all Orders only with Client’s express agreement to such termination; and/or (ii) modify the Services as may be necessary to account for such Change in Law.

Notice under Section 4.e. Company shall notify Client of such Company actions described in 4.e as soon as possible and in no event later than within three (3) calendar days of Company determining that it will take any action contemplated, described or enumerated in Section 4.e.

Ordinary routine maintenance and repairs. Ordinary, routine maintenance and repairs are defined to include [routine maintenance of Client Equipment Units, power supply, internet connection].

Limitation of Client Indemnity Obligation. Client shall not be required to indemnity defend or hold harmless Company and its affiliates, stockholders, directors, officers, employees, subcontractors and invitees or any other party or person from and against any losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or relating to any change in, or interpretation or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations or administration of the foregoing except if such a change in, or interpretation or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations or administration of the foregoing, would have the effect of increasing any tax obligation imposed on Company related to this Agreement and such tax obligation is not otherwise paid by Client.

Exception to Confidential Information provision for agents and contractors. Either party may disclose Confidential Information its employees, contractors, or agents who have a need to know the Confidential Information or as otherwise expressly permitted by this Agreement.

Exception to Confidential Information provision for regulatory and legal requirements and obligations. Notwithstanding any contrary provision in this Agreement, Company acknowledges and agrees that Client is or intends to become a U.S. publicly traded company and may be required to disclose this Agreement and Order in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended. Client may therefore disclose any information that is reasonably necessary to comply with any legal or regulatory requirement or obligation.

Limitation of Client Damages potentially payable in Force Majeure; Modification of Force Majeure Definition. Client’s obligation to pay amounts owed under this Agreement upon the occurrence of a Force Majeure event shall be limited to any amounts owed that have already accrued at the time of the Force Majeure event and any fees and expenses incurred by Company in de racking, packing and shipping Client equipment as directed by Client. Client and Company agree that any change in change any change in, or interpretation or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations or administration of the foregoing, which renders cryptocurrency mining illegal shall be deemed a Force Majeure Event.

Amendment to Section 5.d of the Agreement. Both Company and Client Agree that section 5.d of the Agreement is amended so that COMPANY’S TOTAL LIABILITY TO CLIENT IN THE AGGREGATE FOR THE ENTIRE TERM (REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES) WILL NOT EXCEED AN AMOUNT EQUAL TO THREE (3) MONTHS FEE PAYABLE TO COMPANY PURSUANT TO THE APPLICABLE ORDER.

Prohibition against including Client Equipment Units in any Security Agreement or collateralized transaction. Company agrees to not include Client Equipment Units in any mortgage, pledge, lien, charge, security interest, claim or other encumbrance or other instrument granting any third party any rights to the Client Equipment Units, or otherwise to cause or allow the creation of any lien or cloud on title of the Client Equipment Units without the express written consent of Client.

Fees. Client shall pay the fees provided for in this Order. The Fees for Services will be determined initially by reference to the Assumed power consumption per Unit of each deployed Unit, multiplied by the Hosting-Services Rate (each as set forth above in this Order). Subsequent invoices will contain any additional charges incurred by Client and adjustments resulting from any differences between the Fees for Services invoiced in the preceding month and the Fee for Services based on Provider’s determination of power utilized by Client during that month, as well as any adjustments to Provider’s estimate of power to be utilized by Client in the upcoming month. Fees for Services for each month shall be paid in advance, in accordance with Section 3 of the Agreement.

Performance Information. Company shall prepare reports of Client performance data related to the Uptime of the Client Equipment Units, and any costs assessed. Such reports including data related to the Uptime of Client Equipment Units and costs assessed shall be created on a daily basis and provided to Client upon Client’s request. Such data related to Uptime of the Client Equipment Units shall be reported on a monthly basis to Client Uptime is defined for each calendar month as an expression of the availability of the Client Equipment Units as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month, divided by (b) the total number of minutes in such calendar month. Downtime as used herein means, for each calendar month, time that the Client Equipment Units are not available to mine digital assets in accordance with this Agreement, excluding periods of time in which the Client Equipment Units are not available resulting from or relating to: (a) a Force Majeure Event; (b) scheduled maintenance or emergency maintenance, provided that Company shall provide Client with reasonable advanced notice of any such maintenance; (c) downtime resulting from Client’s breach of this Agreement; (d) faults or errors in the Client Equipment Units not resulting from Company’s breach of this Agreement; or (e) downtime related to any other forces beyond the reasonable control of Company or its agents or subcontractors and not avoidable by reasonable due diligence. Client may request one audit per month at the Client’s own cost (an “Audit”) of Company to determine whether all fees and costs charged to Client under this Agreement were calculated in accordance with this Agreement. If that audit reveals that Company has undercharged Client, then Client shall pay the difference between the charged amount and the actual amount to Company. Conversely, if an Audit reveals that Company has overcharged Client, then Company shall pay Client the difference between the charged amount and the actual amount.

Third Party Code. Client shall indemnify, defend and hold harmless Company and its affiliates, stockholders, directors, officers, employees, subcontractors and invitees from and against any losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or relating to Client’s installation or use of any non-standard software or firmware in connection with the Client Equipment. Notwithstanding any contrary provisions in the Agreement, if Client requests or suggests changes to Company’s products or services, absent a separate custom development agreement Client grants Company the right to incorporate such changes or suggestions into Company’s products and services without restriction.

Warranty. Company does not make and hereby disclaims all warranties with respect to the Units. Company shall initiate warranty claims with Unit manufacturer. Company cannot and does not guarantee that warranty claims will be accepted by manufacturer.

Client Equipment Disclosures. Client shall disclose to Company (a) whether any Client Equipment Units have been financed or are otherwise subject to any security interest, (b) whether any Client Equipment Units were previously used, and (c) and shall confirm that Company has all rights and title necessary to comply with all duties assumed in the Agreement. Provided such disclosures are made by Client and security interest granted to financing entity does not impact Company’s rights under this Agreement, Company shall approve the usage of any Client Equipment Units.

Client agrees and confirms that:

(i)	It has clean title to the Client Equipment or has otherwise provided Client Equipment Disclosures regarding the Client Equipment and has not entered into any agreement that would interfere with Provider’s exercise of its remedies under section 4.d of the Agreement.

(ii)	Neither Client nor Client’s customers will use the Services for any illegal activity; and

(iii)	Neither Client nor its customers are subject to any sanctions imposed by the Office of Foreign Asset control of the U.S. Department of the Treasury.

**Client agrees to replace sold, damaged and other inoperable Units within 60 days to maintain the aggregate number of Units subject to this Order, unless Company has been hired to repair the Unit or Units. Additional equipment may be added to this Order at the Hosted Services Rate provided upon the mutual agreement of Provider and Client.

By:	By:
Gryphon Digital Mining, Inc. “Client”	Core Scientific, Inc., “Company”
Name:	Name:
Title:	Title:
Date:	Date:

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